Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement of Dearborn Bancorp Inc. on Form S-8 (Registration No. 333-129769) of our reports dated March 9, 2007 with respect to the 2006 consolidated financial statements of Dearborn Bancorp, Inc., and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports are included in the 2006 Annual Report on Form 10-K of Dearborn Bancorp, Inc. for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Grand Rapids, Michigan
March 9, 2007

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